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SUIZA FOODS ANNOUNCES ACQUISITION OF OBERLIN FARMS DAIRY, INC.

BUSINESS WIRE - FEBRUARY 24, 1998 08:05

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DALLAS--(BUSINESS WIRE)--February 24, 1998--Suiza Foods Corporation (NYSE:SZA)
announced today that it has signed a definitive agreement to acquire Oberlin Farms Dairy, Inc. of Cleveland, Ohio. Suiza will continue to operate the dairy as Oberlin Farms Dairy and expects to retain all current management and employees. Oberlin Farms Dairy, Inc. is a processor of milk and cultured dairy products and had sales of approximately $76 million in its fiscal year ended December 31, 1997. Terms of the transaction were not disclosed. Gregg L. Engles, Suiza's Chairman and Chief Executive Officer, commented: "Oberlin Farms Dairy will provide us with another excellent operation in the upper Midwest as we continue to build upon our strong presence in that region. Oberlin is strategically located in the greater Cleveland area which will allow us to leverage our combined Midwestern distribution capabilities and to better serve regional customers in this important market. Oberlin Farms has outstanding management, excellent employees, and an outstanding reputation for quality products and customer service. We anticipate that the acquisition will be accretive to 1998 earnings and will provide an increasing contribution in the coming years as we benefit from operating synergies and take advantage of Suiza's purchasing power." The proposed transaction is expected to close by the end of the second quarter of 1998 and is subject to customary conditions and successful completion of regulatory review under the Hart-Scott-Rodino Act. Suiza Foods is a Dallas-based company with leading positions in the dairy, consumer goods plastic packaging and packaged ice industries. Its principal holdings are in fluid dairy processing, refrigerated, shelf-stable and frozen food products, packaged ice and consumer goods plastic packaging. Statements in this press release other than statements of historical fact may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as Suiza's future financial condition and results, are subject to inherent risks and uncertainties, and actual results may differ materially from the results discussed in these forward-looking statements. Additional information concerning these and other risk factors are contained in Suiza's latest Annual Report on Form 10-K and in each of Suiza's other recent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC and can be obtained from Suiza upon request.

    CONTACT:  SUIZA FOODS CORPORATION
              J. Michael Lewis
              Vice President and Treasurer
              214/528-9922
                   or
              Morgen-Walke Associates:
              June Filingeri, John Blackwell
              Media contact: Miriam Adler
              212/850-5600